UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2025 (July 25, 2025)

CoreWeave, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42563	82-3060021
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 W Mt. Pleasant Ave., Suite 4100 Livingston, NJ	07039
(Address of registrant’s principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (973) 270-9737

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000005 par value per share	CRWV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2025, CoreWeave, Inc. (the “Company”) issued $1,750 million in aggregate principal amount of 9.000% Senior Notes due 2031 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of July 25, 2025 (the “Indenture”), by and among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee.

The Company intends to use the proceeds from the offering of the Notes for general corporate purposes, including, without limitation, repayment of outstanding indebtedness, and to pay fees, costs and expenses in connection with the offering of the Notes.

The Notes will mature on February 1, 2031 and bear interest at a rate of 9.000% per annum, payable semi-annually in cash in arrears on February 1 and August 1 of each year, beginning on February 1, 2026. Interest on the Notes will accrue from July 25, 2025.

The Notes are guaranteed on a senior unsecured basis by certain wholly-owned subsidiaries of the Company and certain of the Company’s future direct and indirect wholly owned domestic restricted subsidiaries that guarantee the Company’s existing revolving credit facility.

The Company may redeem all or a portion of the Notes at any time prior to February 1, 2028 at a redemption price equal to 100% of the aggregate principal amount thereof, plus a make-whole premium, together with accrued and unpaid interest, if any, to, but excluding, the redemption date. The Company may redeem all or a portion of the Notes at any time on or after February 1, 2028 at the redemption prices set forth in the Indenture. At any time prior to February 1, 2028, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds from certain equity offerings, at the redemption price specified in the Indenture.

Upon the occurrence of specified kinds of change of control triggering events, holders of the Notes will have the right to require the Company to repurchase the Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture limits, among other things, the ability of the Company and its restricted subsidiaries to (i) incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; (ii) pay dividends on or make other distributions in respect of equity interests or make other restricted payments; (iii) create liens on certain assets to secure indebtedness; (iv) make certain investments; (v) sell certain assets; (vi) enter into certain transactions with the Company’s affiliates; (vii) merge or consolidate with other persons or sell or otherwise dispose of all or substantially all of the Company’s assets; and (viii) designate the Company’s restricted subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions that are set forth in the Indenture. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods).

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture and the Notes, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On July 28, 2025, the Company issued a press release announcing the closing of the offering of the Notes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filings.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of July 25, 2025, by and among the Company, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of 9.000% Senior Notes due 2031 (included as Exhibit A to Exhibit 4.1).

99.1	Press Release of the Company Relating to the Closing of the Notes Offering dated July 28, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2025

COREWEAVE, INC.

By:	/s/ Michael Intrator
Name: Michael Intrator
Title: Chief Executive Officer